As filed with the Securities and Exchange Commission on May 5, 2021 Registration No. 333-_____
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under The Securities Act of 1933

GoDaddy Inc.
(Exact name of Registrant as specified in its charter)

Delaware	46-5769934
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)
2155 E. GoDaddy Way Tempe, Arizona 85284 (480) 505-8800
(Address of principal executive offices, including zip code)

2015 Equity Incentive Plan 2015 Employee Stock Purchase Plan
(Full title of the plan)

Aman Bhutani Chief Executive Officer GoDaddy Inc. 2155 E. GoDaddy Way Tempe, Arizona 85284 (480) 505-8800
(Name, address and telephone number, including area code, of agent for service)

Copy to:
Jeffrey D. Saper Allison B. Spinner Wilson Sonsini Goodrich & Rosati, P.C. 650 Page Mill Road Palo Alto, California 94304 (650) 493-9300
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.                         ☐

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, $0.001 par value per share, reserved for issuance pursuant to the 2015 Equity Incentive Plan(2)	6,793,813	83.35(4)	$566,264,313.55	$61,779.44
Class A Common Stock, $0.001 par value per share, reserved for issuance pursuant to the 2015 Employee Stock Purchase Plan(3)	1,000,000	70.85(5)	$70,850,000.00	$7,729.73
TOTAL:	7,793,813		$637,114,313.55	$69,509.17
(1)Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the Securities Act), this Registration Statement on Form S-8 (the Registration Statement) shall also cover any additional shares of the Registrant’s Class A common stock that become issuable under the 2015 Equity Incentive Plan (the 2015 Plan) and the 2015 Employee Stock Purchase Plan, as amended as of June 27, 2016 (the 2015 ESPP) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Class A common stock.
(2)Represents an automatic annual increase on January 1, 2021 to the number of shares of the Registrant’s Class A common stock reserved for issuance under the 2015 Plan, which annual increase is provided for in the 2015 Plan.
(3)Represents an automatic annual increase on January 1, 2021 to the number of shares of the Registrant’s Class A common stock reserved for issuance under the 2015 ESPP, which annual increase is provided for in the 2015 ESPP.
(4)Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $83.35 per share, which represents the average of the high and low sale prices of the Registrant’s Class A common stock as reported on the New York Stock Exchange (the NYSE) on May 4, 2021.
(5)Estimated in accordance with Rules 457(c) and (h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of 85% of $83.35 per share, which represents the average of the high and low prices of the Registrant’s Class A common stock as reported on the NYSE on May 4, 2021. Pursuant to the 2015 ESPP, the purchase price of the shares of Class A common stock reserved for issuance thereunder will be at least 85% of the lower of the fair market value of the Class A common stock on the first trading day of the offering period or on the exercise date.

EXPLANATORY NOTE
This Registration Statement registers additional shares of Class A common stock of GoDaddy Inc. (the Registrant) under the 2015 Plan and the 2015 ESPP. The number of shares of the Registrant’s Class A common stock available for grant and issuance under the 2015 Plan is subject to an annual increase on the first day of each fiscal year by an amount equal to the lesser of (i) four percent (4%) of the number of shares of the Registrant’s Class A and Class B common stock issued and outstanding on the last day of such fiscal year immediately prior to the date of increase, (ii) 20,570,922 shares or (iii) such smaller amount as the Registrant’s board of directors, in its discretion, determines (the 2015 Plan Evergreen Provision). The number of shares of the Registrant’s Class A common stock available for issuance under the 2015 ESPP is subject to an annual increase on the first day of each fiscal year by an amount equal to the lesser of (i) one percent (1%) of the number of shares of the Registrant’s Class A and Class B common stock issued and outstanding on the last day of such fiscal year immediately prior to the date of increase, (ii) 1,000,000 shares or (iii) such smaller amount as the Registrant’s board of directors, in its discretion, determines (the ESPP Evergreen Provision). On January 1, 2021, the number of shares of the Registrant’s Class A common stock available for grant and issuance under the 2015 Plan and available for issuance under the 2015 ESPP increased by 6,793,813 and 1,000,000 shares, respectively. This Registration Statement registers such additional shares of the Registrant’s Class A common stock, all of which became available for grant and issuance under the 2015 Plan and available for issuance under the 2015 ESPP pursuant to the 2015 Plan Evergreen Provision and the ESPP Evergreen Provision as of January 1, 2021.

PART I
INFORMATION REQUIRED IN THE PROSPECTUS
The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the equity benefit plans covered by this Registration Statement as specified by Rule 428(b)(1) under the Securities Act.

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 3.    Incorporation of Documents by Reference.
The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the Commission):
•The Registrant’s Annual Report on Form 10-K (File No. 001-36904) for the fiscal year ended December 31, 2020, filed with the Commission on February 19, 2021 (the Annual Report), including the information specifically incorporated by reference into the Annual Report on Form 10-K from our definitive proxy statement on Schedule 14A filed with the Commission on April 22, 2021, pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, or the Exchange Act;
•All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant’s Annual Report (referred to in the first bullet point above (other than the portions of these documents not deemed to be filed)); and
•The description of the Registrant’s Class A common stock contained in the Company’s Registration Statement on Form 8-A (File No. 001-36904) filed with the Commission on April 1, 2015, pursuant to Section 12(b) of the Exchange Act, as updated by the description of the Registrant’s Class A common stock contained in Exhibit 4.10 to the Registrant’s annual report on Form 10-K for its fiscal year ended December 31, 2019, filed with the Commission on February 21, 2020, including any amendment or report filed for the purpose of updating such description.
All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.    Description of Securities.
Not applicable.
Item 5.    Interests of Named Experts and Counsel.
Not applicable.
Item 6.    Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors and other corporate agents. The Registrant’s amended and restated certificate of incorporation contains provisions that limit the liability of the Registrant’s directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, the Registrant’s directors will not be personally liable to the Registrant or to the Registrant’s stockholders for monetary damages for any breach of fiduciary duties, except liability for the following:
•any breach of the director's duty of loyalty to the Registrant or Registrant’s stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law;
•unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
•any transaction from which the director derived an improper personal benefit.

Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors or corporations, then the personal liability of the Registrant’s directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.
In addition, the Registrant’s amended and restated bylaws contains provisions that the Registrant will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of the Registrant’s directors or officers or is or was serving at the Registrant’s request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. The Registrant’s amended and restated bylaws provide that the Registrant may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of the Registrant’s employees or agents or is or was serving at the Registrant’s request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The Registrant’s amended and restated bylaws also provide that the Registrant must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to very limited exceptions.
The Registrant has entered into indemnification agreements with each of its directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require the Registrant, among other things, to indemnify its directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require the Registrant to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding.
The Registrant has obtained insurance policies under which, subject to limitation of the policies, coverage is provided to the Registrant’s directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to the Registrant with respect to payments that may be made by the Registrant to these directors and executive officers pursuant to the Registrant’s indemnification obligations or otherwise as a matter of law.
See also the undertakings set out in response to Item 9 herein.
Item 7.    Exemption from Registration Claimed.
Not applicable.
Item 8.    Exhibits.

		Incorporated by Reference
Exhibit Number	Description of Exhibit	Form	File No.	Exhibit Number	Filing Date
4.1	Specimen common stock certificate of the Registrant	S-1/A	333-196615	4.1	3/19/2015
4.2	GoDaddy Inc. 2015 Equity Incentive Plan, and form of agreements thereunder	S-8	333-203166	4.2	4/1/2015
4.3	GoDaddy Inc. 2015 Employee Stock Purchase Plan, as amended as of June 27, 2016, and form of agreements thereunder	10-Q	001-36904	4.1	11/3/2016
5.1*	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation
23.1*	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (contained in Exhibit 5.1 hereto)
24.1	Power of Attorney (included in the signature page to this Registration Statement)

*	Filed herewith.

Item 9.    Undertakings.
(A)The undersigned Registrant hereby undertakes that:
(a)It will file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii)To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(b)For the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)It will remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(B)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(C)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale, State of Arizona, on May 5, 2021.

GODADDY INC.

/s/ Ray E. Winborne
Ray E. Winborne
Chief Financial Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Aman Bhutani as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Aman Bhutani	Chief Executive Officer and Director (Principal Executive Officer)	May 5, 2021
Aman Bhutani
/s/ Ray E. Winborne	Chief Financial Officer (Principal Financial Officer)	May 5, 2021
Ray E. Winborne
/s/ Nick Daddario	Chief Accounting Officer (Principal Accounting Officer)	May 5, 2021
Nick Daddario
/s/ Charles J. Robel	Chairman of the Board of Directors	May 5, 2021
Charles J. Robel
/s/ Herald Y. Chen	Director	May 5, 2021
Herald Y. Chen
/s/ Caroline F. Donahue	Director	May 5, 2021
Caroline F. Donahue
/s/ Mark Garrett	Director	May 5, 2021
Mark Garrett
/s/ Ryan Roslansky	Director	May 5, 2021
Ryan Roslansky
/s/ Brian H. Sharples	Director	May 5, 2021
Brian H. Sharples
/s/ Leah Sweet	Director	May 5, 2021
Leah Sweet
/s/ Lee E. Wittlinger	Director	May 5, 2021
Lee E. Wittlinger